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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-29536
                                                                         -------



                               AT&T CANADA LIMITED
                          (formerly AT&T CANADA INC.)
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             (Exact name of registrant as specified in its charter)


                           200 WELLINGTON STREET WEST
                                   SUITE 1600
                                TORONTO, ONTARIO
                                     M5V 362
                                  416-345-2000
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          Class B Deposit Receipts representing a beneficial interest in Class B Non-Voting Shares, no par value
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)             [ ]            Rule 12h-3(b)(1)(ii)           [ ]
        Rule 12g-4(a)(1)(ii)            [ ]            Rule 12h-3(b)(2)(i)            [X]
        Rule 12g-4(a)(2)(i)             [X]            Rule 12h-3(b)(2)(ii)           [ ]
        Rule 12g-4(a)(2)(ii)            [ ]            Rule 15d-6                     [ ]
        Rule 12h-3(b)(1)(i)             [ ]

Approximate number of holders of record as of the certification or notice date: none



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                                                                               2


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, AT&T CANADA LIMITED has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    April 2, 2003          AT&T CANADA LIMITED.
                                By /s/ Scott Ewart
                                   ---------------------------------------
                                   Name: Scott Ewart
                                   Title: Senior Vice-President, General Counsel
                                          and Secretary, Chief Privacy Officer